Exhibit 10.6

TERM SHEET
ATASPACA PROJECT, PERU

This Term Sheet is to confirm our understanding and define the new terms between Minera del Suroeste S. A. C. (MISOSA), subsidiary of Southwestern Resources Corporation (SWR) of Vancouver, Canada, and Bear Creek Mining Company, Sucursal del Perú (BCMC), branch of Bear Creek Mining Company of Arizona, U. S. A., regarding an option/joint venture to explore the Ataspaca Project located in the department of Tacna, Peru. Upon acceptance of this Term Sheet, the parties will be mutually bound to the terms contained herein and will thereafter execute an appropriate agreement between the parties to embody the terms agreed upon.

MISOSA has acquired from Mr. Jorge Nelson Rivera Novoa, through a private contract (Exhibit “B”, which will be considered to be an integral part of this Term Sheet) the rights to one mineral concession (the “Concession”) as described in Exhibit “A” (the “Property”), and BCMC desires to participate in an option/joint venture to explore this Concession.

BCMC and MISOSA agree to the following terms:

1.	To earn an indirect 50% (fifty percent) in the Property (the “Option”) BCMC must expend, at the discretion of BCMC as it sees fit, US$50,000 in direct costs within one year thereafter.

2.	BCMC will have exercised the Option upon its notification to MISOSA by way of an officer’s certificate confirming that BCMC has incurred US$50,000 in exploration expenditures, as specified in Section 1, and is not otherwise in default hereunder.

3.	The Management Committee formed under Section 4 will appoint BCMC as operator (“Operator”) for the period prior to the exercise of the Option and thereafter provided that BCMC’s interest in the Joint Venture (as defined in Section 6) is not less than 50%. The Operator will prepare and deliver to the parties:

a.	Programs and budgets, at least annually and in any event within 30 (thirty) days prior to the end of each program, for presentation to the Management Committee; and

b.	Exploration summaries of exploration activities and results each quarter and a detailed report within 30 (thirty) days of completion of each program describing exploration activities, results and any conclusions or recommendations of the Operator.

4.	A Management Committee, which will be formed upon execution of this Term Sheet, will be responsible for approving work programs and budgets and for determining the general policies and direction to be adopted by the Operator. The Management Committee will consist of four (4) representatives, two (2)

representatives appointed by each party. The two (2) representatives from each party will be collectively entitled to the number of votes equal to such party’s percentage interest in the Joint Venture. However, during the period prior to the exercise of the Option, the representatives appointed by BCMC will be entitled to 51 (fifty-one) votes and the representatives appointed by MISOSA will be entitled to 49 (forty-nine) votes at meetings of the Management Committee. Decisions of the Management Committee, including a production decision, require a simple majority of votes.

5.	Unless otherwise specified herein, each of the parties will fund programs and vote at the Management Committee meetings according to their then present interest in the Joint Venture. Programs and budgets will be reviewed and voted upon by the Management Committee within 30 (thirty) days of presentation to the Management Committee.

6.	Upon BCMC exercising the Option the parties will form a joint venture or agree upon another appropriate structure pursuant to Section 7 (the “Joint Venture”) to conduct such further work on the Property as the Management Committee decides. BCMC’s initial interest in the Joint Venture will be 50% (fifty percent) and MISOSA’s interest 50% (fifty percent).

7.	Prior to the exercise of the Option, BCMC and MISOSA will jointly and in good faith endeavor to determine the appropriate corporate and transaction structure in which the Joint Venture and the Property should be held with a view to maximizing organizational and operational efficiencies and to minimizing tax and other related legal concerns of BCMC and MISOSA. Such structure is intended to be implemented prior to the exercise of the Option. If the parties are unable to agree on a corporate and transaction structure, then the corporate and transaction structure will be that of the Joint Venture established under Section 6.

8.	If a party elects in writing not to contribute to a program and budget approved by the Management Committee within 30 (thirty) days of such approval or if a party fails to fully contribute to a cash call approved by the Management Committee within 30 (thirty) days of a specified payment date, then that party’s interest will be diluted on a straight-line basis at 100% (one hundred percent) of the rate of expenditure by the contributing party. Upon dilution of a party’s interest to 10% (ten percent), that party’s interest will be converted to a 5% (five percent) interest in net profits from the Property. Net profits means the amount by which total revenues from the sale of products from the Property exceed all costs, including any other royalty payments, incurred by the Joint Venture after the commencement of commercial production. For purposes of the dilution calculation, MISOSA will be deemed to have expended an amount equivalent to BCMC’s expenditures hereunder upon exercise of the Option. If a diluting party is the Operator then upon commencement of dilution of its interest, such party will be deemed to have resigned as Operator and the other party will be automatically appointed as Operator.

9.	If either party (the “Acquiring Party”) acquires any interest in mineral, surface or water rights (“Acquired Rights”) within 5 (five) kilometers of the outside boundary of the Concession (the “Area of Interest”) then such party will offer the Acquired Rights, at cost, to the other party. If the other party elects within 30 (thirty) days to have the Acquired Rights held hereunder on behalf of the parties or, after the exercise of the Option, transferred to the Joint Venture and form part of the Property then the Acquiring Party will so transfer all its interest in the Acquired Rights and be reimbursed for its out of pocket expenses. If the Acquired Rights are acquired prior to the exercise of the Option and MISOSA is the Acquiring Party, BCMC will reimburse MISOSA for its out of pocket expenses, which costs will be applied to BCMC’s expenditures under Section 1; or if BCMC is the Acquiring Party then such acquisition costs will be applied to its expenditures under Section 1. If the other party does not elect to have the Acquired Rights so transferred then the Acquiring Party will retain all its interest in such acquired rights and the Acquired Rights will not be included as part of the Property and will be excluded from the Area of Interest.

10.	If BCMC elects to abandon any of the mineral concessions comprising the Property or terminate the agreement prior exercising the Option then it will return such mineral concessions or the Property, as the case may be, to MISOSA in good standing free and clear of all liens and encumbrances and make all payments of taxes (“vigencias”) and expenditures on behalf of MISOSA required to maintain the Property, including all obligations specified in Peru’s mining laws relating to maintenance of the Property and all legal and administrative costs associated therewith (collectively the “Good Standing Fee”) which become due or are required to be made during the calendar year in which the abandonment or termination occurs.

11.	If a party wishes to dispose of any or all of its interest in the Property or Joint Venture it must first offer such interest to the other party on terms no less favorable and expressed in cash terms, and the other party will have 60 (sixty) days thereafter to accept such offer.

12.	If any party is prevented from or delayed in performing any obligation hereunder by any cause beyond its reasonable control, excluding only lack of financing, then the time for performance of an obligation will be extended for the period equivalent to the total period of the cause of the delay. If either party is in default of any of its obligations it will not lose its rights hereunder unless, within 30 (thirty) days of notice of default from the other party, the defaulting party fails to take and pursue reasonable action to cure the default.

13.	Each party agrees that all data and information regarding the Property will be treated as confidential and will not be disclosed by it to any third parties, except as required by law.

14.	Any dispute hereunder will be resolved by arbitration by a single arbitrator in accordance with the rules of, but not necessarily under, the American Arbitration

Association. The laws of the Republic of Peru will govern this Term Sheet and any formal agreement.

15.	If the Management Committee is deadlocked on approving a program and budget then the program will be determined by special arbitration according to the procedures established under Section 14. In such arbitration, each party will be entitled to submit to the arbitrator its proposal for the program and budget and the arbitrator will be entitled to choose from among the submissions received but will not be entitled to make any other award. The program and budget chosen by the arbitrator will be deemed to be a program and budget approved by the Management Committee.

16.	The parties agree to be mutually bound by the above terms and conditions which will form the basis for an Option/Joint Venture Agreement between BCMC and MISOSA regarding the Property, subject to approval of the Peruvian government regarding a foreign entity acquiring rights to explore and exploit mineral deposits within the 50 (fifty) kilometer border area. The parties agree to execute, as soon as possible, a formal option agreement.

17.	This Term Sheet replaces in its entirety the Term Sheet signed between SWR and BCMC on August 4th, 2000.

Agreed, accepted and confirmed this 23rd day of May 2002 by MINERA DEL SUROESTE S. A. C	Agreed, accepted and confirmed this day of May 2002 by BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU

“C. Richard Petersen”	“Andrew T. Swarthout”

by: C. Richard Petersen Managing Director	by: Andrew T. Swarthout President

4